Exhibit 99.1

GENCO SHIPPING & TRADING LIMITED ANNOUNCES
THIRD QUARTER FINANCIAL RESULTS

Declares a Regular Quarterly Cash Dividend of $0.02 per Share

New York, New York, November 4, 2020 – Genco Shipping & Trading Limited (NYSE:GNK) (“Genco” or the “Company”), the largest U.S. headquartered drybulk shipowner focused on the transportation of major and minor bulk commodities globally, today reported its financial results for the three months and nine months ended September 30, 2020.

The following financial review discusses the results for the three and nine months ended September 30, 2020 and September 30, 2019.

Third Quarter 2020 and Year-to-Date Highlights

●	Genco announced a regular quarterly cash dividend of $0.02 per share for the third quarter of 2020
o	Payable on or about November 25, 2020 to all shareholders of record as of November 17, 2020
o	We have now declared cumulative dividends totaling $0.735 per share over the last five quarters
●	Genco maintains a strong financial position with $160.8 million of cash, including $24.5 million of restricted cash, as of September 30, 2020
●	Voyage revenues totaled $87.5 million and net revenue[1] (voyage revenues minus voyage expenses and charter hire expenses) totaled $53.0 million during Q3 2020
o	Our average daily fleet-wide time charter equivalent, or TCE[1], for Q3 2020 was $11,456
o	We estimate our TCE to date for Q4 2020 to be $13,004 for 57% of our owned fleet available days, based on current fixtures
●	We recorded a net loss of $21.1 million for the third quarter of 2020
o	Basic and diluted loss per share of $0.50
o	Adjusted net income of $1.2 million or basic and diluted earnings per share of $0.03, excluding $21.9 million in non-cash vessel impairment charges and a $0.4 million loss on sale of vessels
●	Recorded adjusted EBITDA of $22.3 million during Q3 2020[1]
●	In the second half of 2020 to date, we have completed the sale of four vessels
o	The Baltic Wind, a 2009-built Handysize, delivered to buyers on July 7, 2020
o	The Baltic Breeze, a 2010-built Handysize, delivered to buyers on July 31, 2020

o	The Genco Bay, a 2010-built Handysize, delivered to buyers on October 1, 2020
o	The Baltic Jaguar, a 2009-built Supramax, delivered to buyers on October 16, 2020
●
We have also agreed to sell the Genco Normandy, a 2007-built Supramax, the Genco Loire, a 2009-built Supramax, and the Baltic Panther, a 2009-built Supramax, which are part of our fleet renewal program and we expect to deliver to the respective buyers during Q4 2020 and Q1 2021

●	Genco’s focus remains on the health and safety of our crew members and our team onshore during this uncertain time
o
We have completed crew rotations on the majority of our fleet in the year-to-date, involving over 1,600 crew members, despite various travel and port restrictions and during a time in which seafarers globally have been onboard vessels well in excess of their original contract duration

John C. Wobensmith, Chief Executive Officer, commented, “During the third quarter, we generated a 71% increase in TCE relative to the prior quarter, capitalizing on a strengthening drybulk freight rate environment.  In-line with our thesis of a second half recovery, we employed our vessels in the spot market in the third quarter and have continued implementing this approach to further capture the potential upside of a recovering market. Notably, our TCE to date has continued to improve, led by our Capesize bookings at nearly $20,000 per day thus far in the fourth quarter. Going forward, our outlook for the drybulk market remains favorable for the balance of the year and into 2021. Specifically, the orderbook as a percentage of the fleet is at an all-time low which limits net fleet growth, while the Brazilian iron ore recovery and growth story that has materialized since June is expected to continue. We believe that Genco is well-positioned to take advantage of these positive fundamentals due to our ownership of both major and minor bulk vessels, our world-class in-house commercial operating platform and our industry leading balance sheet.”

Mr. Wobensmith continued, “We are pleased to have declared our fifth consecutive quarterly dividend and now have declared dividends totaling $0.735 per share since we initiated our dividend policy in the third quarter of 2019. Effectively allocating capital for the benefit of shareholders remains a priority, as we have paid a quarterly dividend during a time of improved market conditions currently as well as in the market trough earlier in the year. This success highlights our commitment to both returning capital to shareholders while maintaining our strong balance sheet which we view as a key differentiator of Genco.”

1 We believe the non-GAAP measure presented provides investors with a means of better evaluating and understanding the Company’s operating performance. Please see Summary Consolidated Financial and Other Data below for a further reconciliation.

Genco’s active commercial operating platform and fleet deployment strategy

Overall, our fleet deployment strategy remains weighted towards short-term fixtures, which provide us with optionality on our sizeable fleet. Our barbell approach towards fleet composition enables Genco to gain exposure to both the major and minor bulk commodities with a fleet whose cargoes carried align with global commodity trade flows. This approach continues to serve us well given the upside experienced in major bulk rates together with the relative stability of minor bulk rates in the year-to-date.

Regarding our Q4 2020 fixtures to date, the firm drybulk market during the third quarter has carried into October and November to date, led by the Capesize sector. With our active commercial trading strategy currently geared towards spot market employment together with the absence of any scheduled drydockings for the balance of 2020 for our Capesize vessels, we have positioned our fleet to capture this strong market. During the second half of this past quarter, we repositioned certain Capesize vessels to the Atlantic basin as the market eased to better position these assets for the market improvement which materialized at the end of September and into the beginning of October.  We further plan to ballast select Capesize vessels to the Atlantic basin to take advantage of improving cargo flows from the region.

For our minor bulk vessels, market conditions have also improved led by a strong grain trade coupled with augmented trade flows of commodities closely tied to global economic activity. Based on current fixtures to date, we estimate the following to be our TCE to date for the fourth quarter of 2020:

●	Capesize: $19,363 for 52% of the owned available Q4 2020 days
●	Ultramax and Supramax: $10,113 for 62% of the owned available Q4 2020 days
●	Handysize: $8,731 for 47% of the owned available Q4 2020 days
●	Fleet average: $13,004 for 57% of the owned available Q4 2020 days

Actual rates for the fourth quarter will vary based upon future fixtures. The above fourth quarter to date estimate compares to our third quarter of 2020 TCE results by class which are listed below.

●	Capesize: $16,287
●	Ultramax and Supramax: $9,857
●	Handysize: $6,445
●	Fleet average: $11,456

Regular Quarterly Cash Dividend Policy

For the third quarter of 2020, Genco declared a regular quarterly cash dividend of $0.02 per share. Management and the Board of Directors determined to pay a dividend in light of the Company’s strong balance sheet, its emphasis on returning cash to shareholders and the receipt of net proceeds from the sale of non-core assets. This dividend is payable on or about November 25, 2020, to all shareholders of record as of November 17, 2020.

Dividends going forward remain subject to the determination of our Board of Directors each quarter after its review of our financial performance and will depend upon various factors, including limitations under our credit agreements and applicable provisions of Marshall Islands law. Heightened economic uncertainty as a result of the COVID-19 pandemic and related economic conditions may result in our suspension, reduction, or termination of future quarterly dividends.

Financial Review: 2020 Third Quarter

The Company recorded a net loss for the third quarter of 2020 of $21.1 million, or $0.50 basic and diluted net loss per share. Comparatively, for the three months ended September 30, 2019, the Company recorded a net loss of $14.6 million, or $0.35 basic and diluted net loss per share. Net loss for the three months ended September 30, 2020, includes non-cash vessel impairment charges of $21.9 million as well as a loss on sale of vessels of $0.4 million. Net loss for the three months ended September 30, 2019, includes non-cash vessel impairment charges of $12.2 million.

The Company’s revenues decreased to $87.5 million for the three months ended September 30, 2020, as compared to $103.8 million recorded for the three months ended September 30, 2019, primarily due to the operation of fewer vessels in our fleet, as well as a decrease in revenue earned by our minor bulk vessels.  These decreases were partially offset by an increase in revenue earned by our Capesize vessels. The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet was $11,456 per day for the three months ended September 30, 2020 as compared to $11,687 per day for the three months ended September 30, 2019. During the third quarter of 2020, increased levels of global economic activity due to a gradual easing of global lockdown measures relating to COVID-19, together with a recovery in the Brazilian iron ore trade resulted in a significantly improved drybulk market as compared to the first half of the year. China continued to lead the global economy and drive drybulk demand through record iron ore imports and steel production. While the drybulk market has improved meaningfully since June, we note that economic activity in this current macro-economic environment is highly dependent on the trajectory of COVID-19, which is uncertain.

Voyage expenses were $33.5 million for the three months ended September 30, 2020 compared to $43.0 million during the prior year period primarily attributable to changes in bunker prices, as well as the operation of fewer vessels in our fleet.  Vessel operating expenses decreased to $23.5 million for the three months ended September 30, 2020, from $24.7 million for the three months ended September 30, 2019, primarily due to fewer owned vessels, as well as lower drydocking expenses, partially offset by higher crew related expenses. General and administrative expenses decreased to $5.1 million for the third quarter of 2020 compared to $6.1 million for the third quarter of 2019, primarily due to lower office rent and administrative expenses. Depreciation and amortization expenses decreased to $16.1 million for the three months ended September 30, 2020 from $18.2 million for the three months ended September 30, 2019, primarily due to a decrease in the depreciation expense for certain vessels that were impaired during the first quarter of 2020, as well as a lower number of vessels owned during the 2020 period.  These decreases were partially offset by an increase in depreciation expense related to scrubber additions for our Capesize vessels.

Daily vessel operating expenses, or DVOE, amounted to $4,961 per vessel per day for the third quarter of 2020 compared to $4,631 per vessel per day for the third quarter of 2019. This increase is primarily attributable to higher crew related expenses, partially offset by lower drydocking, insurance and stores related expenditures in the third quarter of 2020 as compared to the prior year period. We believe daily vessel operating expenses are best measured for comparative purposes over a 12‑month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation. Based on our estimates and those provided by our technical managers, we anticipate our DVOE to be approximately $4,750 per vessel per day for the fourth quarter of 2020.

Apostolos Zafolias, Chief Financial Officer, commented, “The improved market conditions since June have enabled Genco to continue to build upon our industry leading balance sheet, as we increased our cash position to $161 million, including $24.5 million of restricted cash, as of September 30, 2020. We achieved adjusted EBITDA of $22.3 million in Q3 while completing the sale of two vessels during the quarter. Furthermore, during the fourth quarter to date, we have completed the sale of two additional vessels with another three expected to be concluded in the near term. We also declared a dividend of $0.02 per share for the quarter highlighting our continued commitment to returning capital to shareholders even through volatile market conditions.”

Financial Review: Nine Months 2020

The Company recorded a net loss of $159.7 million or $3.81 basic and diluted net loss per share for the nine months ended September 30, 2020. This compares to a net loss of $56.9 million or $1.36 basic and diluted net loss per share for the nine months ended September 30, 2019. Net loss for the nine months ended September 30, 2020 includes $134.7 million in non-cash vessel impairment charges and a $0.8 million loss on sale of vessels. Net loss for the nine months ended September 30, 2019, includes non-cash vessel impairment charges of $26.1 million, a $0.2 million non-cash impairment of the operating lease right-of-use asset, as well as gain on sale of vessels totaling $0.6 million. Revenues decreased to $260.1 million for the nine months ended September 30, 2020 compared to $280.8 million for the nine months ended September 30, 2019, primarily due to the operation of fewer vessels, as well as a decrease in revenue earned by our minor bulk vessels. These decreases were partially offset by an increase in revenue earned by our Capesize vessels.  Voyage expenses decreased to $123.6 million for the nine months ended September 30, 2020 from $127.8 million for the same period in 2019. TCE rates obtained by the Company decreased to $9,307 per day for the nine months ended September 30, 2020 from $9,405 per day for the nine months ended September 30, 2019. Total operating expenses for the nine months ended September 30, 2020 and 2019 were $402.3 million and $316.8 million, respectively. Total operating expenses include $134.7 million in non-cash vessel impairment charges, as well as a loss on sale of vessels of $0.8 million for the nine months ending September 30, 2020. For the nine months ended September 30, 2019, total operating expenses include $26.1 million in non-cash vessel impairment charges as well as a gain on the sale of vessels of $0.6 million. General and administrative expenses for the nine months ended September 30, 2020 decreased to $16.4 million as compared to the $18.3 million in the same period of 2019, due to a decrease in office rent and administrative expenses, as well as lower legal and professional fees associated with our credit facilities. DVOE was $4,576 for the year to date period in 2020 versus $4,556 in 2019. The increase in DVOE was predominantly due to higher crew related expenses, partially offset by lower drydocking related expenses. EBITDA for the nine months ended September 30, 2020 amounted to $(93.5) million compared to $18.9 million during the prior period. During the nine months of 2020 and 2019, EBITDA included non-cash impairment charges, an operating lease right-of-use asset non-cash impairment and gains and losses on sale of vessels as mentioned above. Excluding these items, our adjusted EBITDA would have amounted to $42.1 million and $44.6 million, for the respective periods.

Liquidity and Capital Resources

Cash Flow

Net cash provided by operating activities for the nine months ended September 30, 2020 and 2019 was $16.0 million and $28.8 million, respectively.  This decrease in cash provided by operating activities was primarily due to changes in working capital, as well as a decrease in drydocking related expenditures.

Net cash provided by investing activities during the nine months ended September 30, 2020 was $12.3 million as compared to $31.8 million net cash used in investing activities during the nine months ended September 30, 2019.  This fluctuation was primarily due to an increase in net proceeds from the sale of vessels in 2020 year to date as compared to 2019, as well as a decrease in scrubber and ballast water treatment system related expenditures.

Net cash used in financing activities during the nine months ended September 30, 2020 and 2019 was $29.8 million and $33.5 million, respectively.  The decrease was primarily due to the $24.0 million drawdown on the $133 Million Credit Facility and the $11.3 million drawdown on the $495 Million Credit Facility during the nine months ended September 30, 2020 partially offset by a $21.5 million drawdown on the $495 Million Credit Facility during the nine months ended September 30, 2019.  This decrease was partially offset by $9.0 million payment of dividends during the nine months ended September 30, 2020, as well as a $0.9 million increase in repayments under the $133 Million Credit Facility during the nine months ended September 30, 2020 as compared to the same period during 2019.

Capital Expenditures

We make capital expenditures from time to time in connection with vessel acquisitions. As of November 4, 2020, Genco Shipping & Trading Limited’s fleet consists of 17 Capesize, six Ultramax, 19 Supramax and seven Handysize vessels with an aggregate capacity of approximately 4,680,000 dwt and an average age of 10.3 years.

In addition to acquisitions that we may undertake, we will incur additional capital expenditures due to special surveys and drydockings. We estimate our capital expenditures related to drydocking, including capitalized costs incurred during drydocking related to vessel assets and vessel equipment, ballast water treatment system costs and scheduled off-hire days for our fleet for the remainder of 2020 and 2021 to be:

	Q4 2020	2021
Estimated Drydock Costs (1)	$3.0 million	$9.3 million
Estimated BWTS Costs (2)	$1.1 million	$5.4 million
Estimated Offhire Days (3)	94	230

(1) Estimates are based on our budgeted cost of drydocking our vessels in China. Actual costs will vary based on various factors, including where the drydockings are actually performed. We expect to fund these costs with cash on hand. These costs do not include drydock expense items that are reflected in vessel operating expenses. Estimated costs presented include approximately $2.8 million of costs associated with four vessels that could potentially be sold based on our fleet renewal program.

(2) Estimated costs associated with the installation of ballast water treatment systems is expected to be funded with cash on hand. Estimated costs presented include approximately $2.0 million of costs associated with four vessels that could potentially be sold based on our fleet renewal program.

(3) Actual length will vary based on the condition of the vessel, yard schedules and other factors. Estimated offhire presented includes approximately 80 days associated with four vessels that could potentially be sold based on our fleet renewal program. The estimated offhire days per sector scheduled for Q4 2020 consists of 20 days for Ultramaxes, 17 days for Supramaxes and 57 days for Handysizes.

Fleet Update

We continue to divest our older, less fuel-efficient tonnage as part of our efforts to modernize our fleet and create a more focused asset base while reducing our carbon footprint. Specifically, we delivered the Baltic Wind and Baltic Breeze to their new owners during the third quarter of 2020 and the Genco Bay and Baltic Jaguar in October. The Baltic Jaguar was sold for gross proceeds of $7.3 million.

We have also agreed to sell the Genco Normandy, a 2007-built Supramax, for $5.85 million, the Genco Loire, a 2009-built Supramax, for $7.65 million and the Baltic Panther, a 2009-built Supramax, for $7.51 million,  which we expect to deliver to the respective buyers during the fourth quarter of 2020 and the first quarter of 2021. The aggregate gross proceeds of these seven vessel sales amounts to $51.9 million, with associated debt of approximately $31.4 million. As a result of the agreements to sell these three vessels in addition to the Baltic Jaguar, the Company recorded a $13.9 million non-cash impairment charge for the third quarter. Also during the third quarter, the Company recorded an $8.0 million non-cash impairment charge related to the remaining three Supramax vessels in its fleet renewal program, namely the Genco Lorraine, Baltic Leopard and Baltic Cougar, as the estimated future undiscounted cash flows for each of these vessels did not exceed their net book values.

As of September 30, 2020, $24.2 million of restricted cash is recorded on our balance sheet relating to the sale of the Genco Raptor, Genco Charger and Genco Thunder which were sold in previous quarters, as well as the Baltic Wind and Baltic Breeze. Under the terms of our $495 million credit facility, the Company can either repay this amount, which represents the debt associated with these vessels, or utilize the 360-day reinvestment period to redeploy this capital towards the acquisition of a replacement vessel instead of repaying the loan, if the applicable terms and conditions under the facility are met.

Summary Consolidated Financial and Other Data

The following table summarizes Genco Shipping & Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Three Months Ended September 30, 2020	Three Months Ended September 30, 2019	Nine Months Ended September 30, 2020	Nine Months Ended September 30, 2019
	(Dollars in thousands, except share and per share data)		(Dollars in thousands, except share and per share data)
	(unaudited)		(unaudited)
INCOME STATEMENT DATA:
Revenues:
Voyage revenues	$87,524	$103,776	$260,066	$280,790
Total revenues	87,524	103,776	260,066	280,790

Operating expenses:
Voyage expenses	33,487	42,967	123,550	127,789
Vessel operating expenses	23,460	24,711	66,332	72,260
Charter hire expenses	1,020	5,475	5,527	12,743
General and administrative expenses (inclusive of nonvested stock amortization expense of $0.5 million, $0.6 million, $1.5 million and $1.6 million, respectively)	5,115	6,144	16,353	18,253
Technical management fees	1,739	1,885	5,316	5,710
Depreciation and amortization	16,115	18,184	49,619	54,532
Impairment of vessel assets	21,896	12,182	134,710	26,078
Loss (gain) on sale of vessels	358	-	844	(611)
Total operating expenses	103,190	111,548	402,251	316,754

Operating loss	(15,666)	(7,772)	(142,185)	(35,964)

Other (expense) income:
Other (expense) income	(436)	86	(900)	523
Interest income	101	892	948	3,292
Interest expense	(5,097)	(7,797)	(17,515)	(24,496)
Impairment of right-of-use asset	-	-	-	(223)
Other expense	(5,432)	(6,819)	(17,467)	(20,904)

Net loss	$(21,098)	$(14,591)	$(159,652)	$(56,868)

Net loss per share - basic	$(0.50)	$(0.35)	$(3.81)	$(1.36)

Net loss per share - diluted	$(0.50)	$(0.35)	$(3.81)	$(1.36)

Weighted average common shares outstanding - basic	41,928,682	41,749,200	41,898,756	41,739,287

Weighted average common shares outstanding - diluted	41,928,682	41,749,200	41,898,756	41,739,287

	September 30, 2020	December 31, 2019
BALANCE SHEET DATA (Dollars in thousands):	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$136,233	$155,889
Restricted cash	24,227	6,045
Due from charterers, net	10,906	13,701
Prepaid expenses and other current assets	9,014	10,049
Inventories	21,159	27,208
Vessels held for sale	20,889	10,303
Total current assets	222,428	223,195

Noncurrent assets:
Vessels, net of accumulated depreciation of $247,761 and $288,373, respectively	1,062,888	1,273,861
Deferred drydock, net	17,157	17,304
Fixed assets, net	7,534	5,976
Operating lease right-of-use assets	7,225	8,241
Restricted cash	315	315
Total noncurrent assets	1,095,119	1,305,697

Total assets	$1,317,547	$1,528,892

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$22,973	$49,604
Current portion of long-term debt	80,642	69,747
Deferred revenue	8,318	6,627
Current operating lease liabilities	1,742	1,677
Total current liabilities	113,675	127,655

Noncurrent liabilities
Long-term operating lease liabilities	8,511	9,826
Long-term debt, net of deferred financing costs of $10,650 and $13,094, respectively	384,141	412,983
Total noncurrent liabilities	392,652	422,809

Total liabilities	506,327	550,464

Commitments and contingencies

Equity:
Common stock	418	417
Additional paid-in capital	1,713,711	1,721,268
Accumulated deficit	(902,909)	(743,257)
Total equity	811,220	978,428
Total liabilities and equity	$1,317,547	$1,528,892

	Nine Months Ended September 30, 2020	Nine Months Ended September 30, 2019
STATEMENT OF CASH FLOWS (Dollars in thousands):	(unaudited)

Cash flows from operating activities
Net loss	$(159,652)	$(56,868)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	49,619	54,532
Amortization of deferred financing costs	2,906	2,828
Noncash operating lease expense	1,016	911
Amortization of nonvested stock compensation expense	1,491	1,596
Impairment of right-of-use asset	-	223
Impairment of vessel assets	134,710	26,078
Loss (gain) on sale of vessels	844	(611)
Insurance proceeds for protection and indemnity claims	330	413
Insurance proceeds for loss of hire claims	78	-
Change in assets and liabilities:
Decrease in due from charterers	2,795	1,915
Decrease (increase) in prepaid expenses and other current assets	143	(655)
Decrease in inventories	6,049	6,566
(Decrease) increase in accounts payable and accrued expenses	(17,956)	5,061
Increase (decrease) increase in deferred revenue	1,691	(79)
Decrease in operating lease liabilities	(1,250)	(1,187)
Deferred drydock costs incurred	(6,799)	(11,965)
Net cash provided by operating activities	16,015	28,758

Cash flows from investing activities
Purchase of vessels and ballast water treatment systems, including deposits	(3,379)	(10,392)
Purchase of scrubbers (capitalized in Vessels)	(10,948)	(24,736)
Purchase of other fixed assets	(3,684)	(3,590)
Net proceeds from sale of vessels	29,854	6,309
Insurance proceeds for hull and machinery claims	484	612
Net cash provided by (used in) investing activities	12,327	(31,797)

Cash flows from financing activities
Proceeds from the $133 Million Credit Facility	24,000	-
Repayments on the $133 Million Credit Facility	(5,660)	(4,740)
Proceeds from the $495 Million Credit Facility	11,250	21,500
Repayments on the $495 Million Credit Facility	(49,981)	(49,575)
Payment of common stock issuance costs	-	(105)
Cash dividends paid	(8,963)	-
Payment of deferred financing costs	(462)	(611)
Net cash used in financing activities	(29,816)	(33,531)

Net decrease in cash, cash equivalents and restricted cash	(1,474)	(36,570)

Cash, cash equivalents and restricted cash at beginning of period	162,249	202,761
Cash, cash equivalents and restricted cash at end of period	$160,775	$166,191

	Three Months Ended September 30, 2020
Adjusted Net Income Reconciliation	(unaudited)
Net loss	$(21,098)
+ Impairment of vessel assets	21,896
+ Loss on sale of vessels	358
Adjusted net income	$1,156

Adjusted net earnings per share - basic	$0.03
Adjusted net earnings per share - diluted	$0.03

Weighted average common shares outstanding - basic	41,928,682
Weighted average common shares outstanding - diluted	41,928,682

Weighted average common shares outstanding - basic as per financial statements	41,928,682
Dilutive effect of stock options	-
Dilutive effect of restricted stock awards	-
Weighted average common shares outstanding - diluted as adjusted	41,928,682

	Three Months Ended September 30, 2020	Three Months Ended September 30, 2019	Nine Months Ended September 30, 2020	Nine Months Ended September 30, 2019
	(Dollars in thousands)		(Dollars in thousands)
EBITDA Reconciliation:	(unaudited)		(unaudited)
Net loss	$(21,098)	$(14,591)	$(159,652)	$(56,868)
+ Net interest expense	4,996	6,905	16,567	21,204
+ Depreciation and amortization	16,115	18,184	49,619	54,532
EBITDA(1)	$13	$10,498	$(93,466)	$18,868

+ Impairment of vessel assets	21,896	12,182	134,710	26,078
+ Impairment of right-of-use asset	-	-	-	223
+ Loss (gain) on sale of vessels	358	-	844	(611)
Adjusted EBITDA	$22,267	$22,680	$42,088	$44,558

	Three Months Ended		Nine Months Ended
	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
FLEET DATA:	(unaudited)		(unaudited)
Total number of vessels at end of period	51	58	51	58
Average number of vessels (2)	51.4	58.0	52.9	58.1
Total ownership days for fleet (3)	4,729	5,336	14,495	15,861
Total chartered-in days (4)	145	430	816	1,071
Total available days for fleet (5)	4,773	5,165	14,891	15,984
Total available days for owned fleet (6)	4,628	4,735	14,075	14,914
Total operating days for fleet (7)	4,626	5,130	14,576	15,737
Fleet utilization (8)	96.2%	98.9%	97.3%	97.9%

AVERAGE DAILY RESULTS:
Time charter equivalent (9)	$11,456	$11,687	$9,307	$9,405
Daily vessel operating expenses per vessel (10)	4,961	4,631	4,576	4,556

	Three Months Ended		Nine Months Ended
	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
FLEET DATA:	(unaudited)		(unaudited)
Ownership days
Capesize	1,564.0	1,564.0	4,658.0	4,641.0
Panamax	-	184.0	64.8	573.2
Ultramax	552.0	552.0	1,644.0	1,638.0
Supramax	1,840.0	1,840.0	5,480.0	5,460.0
Handymax	-	-	-	-
Handysize	773.3	1,196.0	2,648.0	3,549.0
Total	4,729.3	5,336.0	14,494.8	15,861.2

Chartered-in days
Capesize	-	103.5	-	182.9
Panamax	-	-	-	-
Ultramax	82.2	-	374.7	96.3
Supramax	60.6	247.5	363.5	529.3
Handymax	-	-	14.5	17.4
Handysize	2.5	79.2	63.2	244.8
Total	145.3	430.2	815.9	1,070.7

Available days (owned & chartered-in fleet)
Capesize	1,551.2	1,220.2	4,609.5	4,258.9
Panamax	-	183.7	64.4	572.9
Ultramax	633.8	532.9	1,939.4	1,715.1
Supramax	1,829.2	1,955.1	5,581.8	5,686.2
Handymax	-	-	14.5	17.4
Handysize	758.9	1,273.1	2,681.1	3,733.9
Total	4,773.2	5,165.0	14,890.7	15,984.4

Available days (owned fleet)
Capesize	1,551.2	1,116.7	4,609.5	4,076.0
Panamax	-	183.7	64.4	572.9
Ultramax	551.6	532.9	1,564.7	1,618.8
Supramax	1,768.6	1,707.6	5,218.3	5,156.9
Handymax	-	-	-	-
Handysize	756.4	1,193.9	2,617.9	3,489.1
Total	4,627.8	4,734.8	14,074.8	14,913.7

Operating days
Capesize	1,513.5	1,213.5	4,570.4	4,219.0
Panamax	-	183.7	60.1	565.4
Ultramax	625.4	530.9	1,929.6	1,672.7
Supramax	1,814.0	1,940.5	5,521.3	5,609.5
Handymax	-	-	14.5	17.4
Handysize	673.4	1,261.2	2,479.8	3,652.9
Total	4,626.3	5,129.8	14,575.7	15,736.9

Fleet utilization
Capesize	96.8%	98.3%	98.5%	98.3%
Panamax	-	99.9%	92.7%	98.6%
Ultramax	98.6%	99.6%	99.5%	97.5%
Supramax	97.9%	99.0%	98.0%	97.8%
Handymax	-	-	100.0%	-
Handysize	88.7%	99.1%	92.0%	97.8%
Fleet average	96.2%	98.9%	97.3%	97.9%

Average Daily Results:
Time Charter Equivalent
Capesize	$16,287	$16,311	$14,147	$11,549
Panamax	-	14,747	5,365	10,935
Ultramax	10,965	12,634	9,028	10,298
Supramax	9,523	9,989	7,136	8,588
Handymax	-	-	-	-
Handysize	6,445	8,945	5,328	7,488
Fleet average	11,456	11,687	9,307	9,405

Daily vessel operating expenses
Capesize	$5,255	$5,174	$5,064	$5,065
Panamax	-	4,809	3,149	4,538
Ultramax	5,709	4,841	4,728	4,628
Supramax	4,786	4,550	4,396	4,426
Handymax	-	-	-	-
Handysize	4,191	3,920	3,967	4,060
Fleet average	4,961	4,631	4,576	4,556

1)
EBITDA represents net income (loss) plus net interest expense, taxes, and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Our management uses EBITDA as a performance measure in consolidating internal financial statements and it is presented for review at our board meetings. We believe that EBITDA is useful to investors as the shipping industry is capital intensive which often results in significant depreciation and cost of financing. EBITDA presents investors with a measure in addition to net income to evaluate our performance prior to these costs. EBITDA is not an item recognized by U.S. GAAP (i.e. non-GAAP measure) and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by U.S. GAAP. EBITDA is not a measure of liquidity or cash flows as shown in our consolidated statement of cash flows. The definition of EBITDA used here may not be comparable to that used by other companies.

2)
Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.

3)
We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.

4)	We define chartered-in days as the aggregate number of days in a period during which we chartered-in third-party vessels.
5)
We define available days as the number of our ownership days and chartered-in days less the aggregate number of days that our vessels are off-hire due to familiarization upon acquisition, repairs or repairs under guarantee, vessel upgrades or special surveys.  Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.

6)	We define available days for the owned fleet as available days less chartered-in days.
7)
We define operating days as the number of our total available days in a period less the aggregate number of days that the vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

8)	We calculate fleet utilization as the number of our operating days during a period divided by the number of ownership days plus chartered-in days less drydocking days.
9)
We define TCE rates as our voyage revenues less voyage expenses and charter hire expenses, divided by the number of the available days of our owned fleet during the period. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts. Our estimated TCE for the third quarter of 2020 is based on fixtures booked to date. Actual results may vary based on the actual duration of voyages and other factors. Accordingly, we are unable to provide, without unreasonable efforts, a reconciliation of estimated TCE for the second quarter to the most comparable financial measures presented in accordance with GAAP.

	Three Months Ended September 30, 2020	Three Months Ended September 30, 2019	Nine Months Ended September 30, 2020	Nine Months Ended September 30, 2019
Total Fleet	(unaudited)		(unaudited)
Voyage revenues (in thousands)	$87,524	$103,776	$260,066	$280,790
Voyage expenses (in thousands)	33,487	42,967	123,550	127,789
Charter hire expenses (in thousands)	1,020	5,475	5,527	12,743
	53,017	55,334	130,989	140,258

Total available days for owned fleet	4,628	4,735	14,075	14,914
Total TCE rate	$11,456	$11,687	$9,307	$9,405

10)
We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. As of November 4, 2020, Genco Shipping & Trading Limited’s fleet consists of 17 Capesize, six Ultramax, 19 Supramax and seven Handysize vessels with an aggregate capacity of approximately 4,680,000 dwt and an average age of 10.3 years.

The following table reflects Genco’s fleet list as of November 4, 2020:

	Vessel	DWT	Year Built
Capesize
1	Genco Resolute	181,060	2015
2	Genco Endeavour	181,060	2015
3	Genco Constantine	180,183	2008
4	Genco Augustus	180,151	2007
5	Genco Liberty	180,032	2016
6	Genco Defender	180,021	2016
7	Baltic Lion	179,185	2012
8	Genco Tiger	179,185	2011
9	Genco London	177,833	2007
10	Baltic Wolf	177,752	2010
11	Genco Titus	177,729	2007
12	Baltic Bear	177,717	2010
13	Genco Tiberius	175,874	2007
14	Genco Commodus	169,098	2009
15	Genco Hadrian	169,025	2008
16	Genco Maximus	169,025	2009
17	Genco Claudius	169,001	2010
Ultramax
1	Baltic Hornet	63,574	2014
2	Baltic Mantis	63,470	2015
3	Baltic Scorpion	63,462	2015
4	Baltic Wasp	63,389	2015
5	Genco Weatherly	61,556	2014
6	Genco Columbia	60,294	2016

Supramax
1	Genco Hunter	58,729	2007
2	Genco Auvergne	58,020	2009
3	Genco Rhone	58,018	2011
4	Genco Ardennes	58,018	2009
5	Genco Brittany	58,018	2010
6	Genco Languedoc	58,018	2010
7	Genco Pyrenees	58,018	2010
8	Genco Bourgogne	58,018	2010
9	Genco Aquitaine	57,981	2009
10	Genco Warrior	55,435	2005
11	Genco Predator	55,407	2005
12	Genco Provence	55,317	2004
13	Genco Picardy	55,257	2005
14	Genco Normandy	53,596	2007
15	Baltic Leopard	53,447	2009
16	Baltic Cougar	53,432	2009
17	Genco Loire	53,430	2009
18	Genco Lorraine	53,417	2009
19	Baltic Panther	53,351	2009
Handysize
1	Genco Spirit	34,432	2011
2	Genco Mare	34,428	2011
3	Genco Ocean	34,409	2010
4	Baltic Cove	34,403	2010
5	Genco Avra	34,391	2011
6	Baltic Hare	31,887	2009
7	Baltic Fox	31,883	2010

Conference Call Announcement

Genco Shipping & Trading Limited will hold a conference call on Thursday, November 5, 2020 at 8:00 a.m. Eastern Time to discuss its 2020 third quarter financial results. The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.GencoShipping.com. To access the conference call, dial (334) 323-0501 or (800) 353-6461 and enter passcode 5872493. A replay of the conference call can also be accessed for two weeks by dialing (888) 203-1112 or (719) 457-0820 and entering the passcode 5872493. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

Website Information

We intend to use our website, www.GencoShipping.com, as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in our website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of our website, in addition to following our press releases, SEC filings, public conference calls, and webcasts. To subscribe to our e-mail alert service, please click the “Receive E-mail Alerts” link in the Investor Relations section of our website and submit your email address.  The information contained in, or that may be accessed through, our website is not incorporated by reference into or a part of this document or any other report or document we file with or furnish to the SEC, and any references to our website are intended to be inactive textual references only.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance.  These forward-looking statements are based on our management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) declines or sustained weakness in demand in the drybulk shipping industry; (ii) continuation of weakness or declines in drybulk shipping rates; (iii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iv) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (v) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (vi) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, lube oil, bunkers, repairs, maintenance, general and administrative expenses, and management fee expenses; (vii) whether our insurance arrangements are adequate; (viii) changes in general domestic and international political conditions; (ix) acts of war, terrorism, or piracy; (x) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (xi) the Company’s acquisition or disposition of vessels; (xii) the amount of offhire time needed to complete maintenance, repairs, and installation of equipment to comply with applicable regulations on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims, including offhire days; (xiii) the completion of definitive documentation with respect to charters; (xiv) charterers’ compliance with the terms of their charters in the current market environment; (xv) the extent to which our operating results continue to be affected by weakness in market conditions and freight and charter rates; (xvi) our ability to maintain contracts that are critical to our operation, to obtain and maintain acceptable terms with our vendors, customers and service providers and to retain key executives, managers and employees; (xvii) completion of documentation for vessel transactions and the performance of the terms thereof by buyers or sellers of vessels and us; (xviii) the relative cost and availability of low sulfur and high sulfur fuel or any additional scrubbers we may seek to install; (xix) our ability to realize the economic benefits or recover the cost of the scrubbers we have installed; (xx) worldwide compliance with sulfur emissions regulations that took effect on January 1, 2020; (xxi) our financial results for the year ending December 31, 2020 and other factors relating to determination of the tax treatment of dividends we have declared; (xxii) the duration and impact of the COVID-19 novel coronavirus epidemic, which may negatively affect general global and regional economic conditions; our ability to charter our vessels at all and the rates at which are able to do so; our ability to call on or depart from ports on a timely basis or at all; our ability to crew, maintain, and repair our vessels, including without limitation the impact diversion of our vessels to perform crew rotations may have on our revenues, expenses, and ability to consummate vessel sales, expense and disruption to our operations that may arise from the inability to rotate crews on schedule, and delay and added expense we may incur in rotating crews in the current environment; our ability to staff and maintain our headquarters and administrative operations; sources of cash and liquidity; our ability to sell vessels in the secondary market, including without limitation the compliance of purchasers and us with the terms of vessel sale contracts, and the prices at which vessels are sold; and other factors relevant to our business described from time to time in our filings with the Securities and Exchange Commission; and (xxiii) other factors listed from time to time in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2019 and subsequent reports on Form 8-K and Form 10-Q. Our ability to pay dividends in any period will depend upon various factors, including the limitations under any credit agreements to which we may be a party, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary.  We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Apostolos Zafolias
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8550